EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN VANGUARD CORPORATION

American Vanguard Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The name of the corporation is American Vanguard Corporation. The corporation was originally incorporated under the name Aerocon, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 2, 1969.

2.    Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.    The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

FIRST: The name of this corporation is American Vanguard Corporation.

SECOND: The registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of this corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of all classes of stock which this corporation shall have authority to issue is 10,400,000, divided into classes, consisting of 400,000 shares of Preferred Stock, par value $0.10 per share, and 10,000,000 shares of Common Stock, par value $0.10 per share.

The board of directors is authorized to provide for the issuance of shares of the Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

FIFTH: A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the Delaware General Corporation Law, as so amended. Any amendment, repeal or modification of this Article shall not adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal or modification.

SIXTH: The number of directors of this corporation shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws. Election of directors of this corporation need not be by written ballot.

SEVENTH: The board of directors of this corporation shall have the power without the assent or vote of the stockholders to make, alter amend, change, add to or repeal the Bylaws of this corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors of class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all powers, preferences, rights and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

TENTH: To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to this corporation, its stockholder, and others.

Any repeal or modification of any of the foregoing provisions of this Article shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the undersigned, its authorized officer this 23rd day of May, 2003.

American Vanguard Corporation

/s/ Eric G. Wintemute
Eric G. Wintemute President & Chief Executive Officer